Exhibit 99.1

FOR IMMEDIATE RELEASE April 25, 2011

StanCorp Financial Group, Inc. Reports First Quarter 2011 Earnings

PORTLAND, Ore. — April 25, 2011 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income of $33.7 million for the first quarter of 2011, or $0.73 per diluted share, compared to net income of $49.7 million for the first quarter of 2010, or $1.04 per diluted share. After-tax net capital losses were $1.5 million for the first quarter of 2011, compared to after-tax net capital losses of $4.4 million for the first quarter of 2010.

Net income excluding after-tax net capital gains and losses was $0.76 per diluted share for the first quarter of 2011, compared to $1.13 per diluted share for the first quarter of 2010 (see discussion of non-GAAP financial measures below). Results for the first quarter of 2011 were affected by comparatively less favorable claims experience in the Company’s group long term disability insurance business, primarily due to comparatively higher claims incidence.

“An increased level of claims incidence in our group long term disability business resulted in earnings below our expectations for the first quarter,” said Greg Ness, president and chief executive officer. “At the same time, our business demonstrated significant strengths: impressive premium growth, very strong sales, excellent asset management earnings and continued good investment performance. These achievements are all consistent with our goal of producing strong long-term results.”

Based on the results for the first quarter of 2011, it is unlikely that the Company will reach its 2011 guidance range of $4.80 to $5.10 for net income per diluted share, excluding after-tax net capital gains and losses.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $46.5 million for the first quarter of 2011, compared to $78.6 million for the first quarter of 2010. The decrease in income before income taxes was due to less favorable claims experience in its group long term disability insurance business.

Premiums for the Insurance Services segment increased 4.8% to $530.5 million for the first quarter of 2011, compared to $506.4 million for the first quarter of 2010. Group insurance premiums for the first quarter of 2011 were $488.4 million, a 4.8% increase compared to the first quarter of 2010. The increase was due to strong premium persistency and sales. Premiums for individual disability insurance for the first quarter of 2011 were $42.1 million, compared to $40.5 million for the first quarter of 2010.

Sales for the group insurance businesses, reported as annualized new premiums, were $160.3 million and $155.2 million for the first quarters of 2011 and 2010, respectively. Sales for the first quarter of 2011 reflected strong demand for the Company’s products and services.

The benefit ratio for group insurance products, measured as benefits to policyholders and interest credited as a percentage of premiums, was 84.2% for the first quarter of 2011, compared to 76.1% for the first quarter of 2010. The increase was primarily due to higher group long term disability claims incidence. The higher incidence was not concentrated in any single industry, region or policy year. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

The discount rate used for the first quarter of 2011 for newly established long term disability claim reserves was 5.50%, compared to 5.00% used for both the first and fourth quarters of 2010. The 50 basis point increase in the discount rate resulted in a comparable increase in quarterly pre-tax income of approximately $3 million. The higher discount rate for the first quarter of 2011 was primarily the result of tax-advantaged investments with higher yields.

The benefit ratio for individual disability insurance was 57.2% for the first quarter of 2011, compared to 61.2% for the first quarter of 2010. Due to the relatively small size of the individual disability insurance block of business, the benefit ratio for this business will generally fluctuate more than the benefit ratio for the group insurance business.

Asset Management

The Asset Management segment reported income before income taxes of $19.1 million for the first quarter of 2011, compared to $12.2 million for the first quarter of 2010. The increase included bond call premiums that added approximately $3 million to pre-tax income and are not expected to recur in future quarters, favorable equity market movement and continued operating expense management.

Assets under administration for the Asset Management segment, which includes retirement plans, individual fixed annuities, private client wealth management and commercial mortgage loans managed for third-party investors, increased 1.5% to $21.96 billion at March 31, 2011, compared to $21.64 billion at March 31, 2010.

StanCorp Mortgage Investors originated $196.3 million and $140.6 million of commercial mortgage loans for the first quarters of 2011 and 2010, respectively. The increase in originations was the result of increased activity in the commercial real estate market.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt, unallocated expenses, net capital gains and losses and adjustments made in consolidation. The Other category reported a loss before income taxes of $15.5 million for the first quarter of 2011, compared to a loss before income taxes of $15.0 million for the first quarter of 2010. Net capital losses for the first quarter of 2011 were $2.5 million, compared to net capital losses of $7.0 million for the first quarter of 2010.

Fixed Maturity Securities and Commercial Mortgage Loans

At March 31, 2011, the Company’s investment portfolio consisted of approximately 57% fixed maturity securities, 41% commercial mortgage loans, and 2% real estate. The overall weighted-average credit rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at March 31, 2011.

At March 31, 2011, commercial mortgage loans in the Company’s investment portfolio totaled $4.62 billion on approximately 5,850 commercial mortgage loans. The estimated average loan-to-value ratio for the overall portfolio was 67%, and the average loan balance retained by the Company in the portfolio was approximately $0.8 million. Mortgage loans more than 60 days delinquent were 0.42% and 0.44% of the portfolio balance at March 31, 2011 and 2010, respectively. The Company does not have any direct exposure to sub-prime, alt-A mortgages or CMBS in its investment portfolio.

Capital and Book Value

The Company’s available capital decreased $40 million to approximately $195 million at March 31, 2011 compared to December 31, 2010. Available capital includes capital at its insurance subsidiaries in excess of the Company’s target risk-based capital ratio (“RBC”) of 300% and cash and capital at the holding company and non-insurance subsidiaries. The Company reported available capital after subtracting an allocation for expected annual interest and dividends. During the quarter, the Company received approximately $23 million from sales of commercial real estate, which contributed to the available capital balance.

The Company’s book value per share grew 10.0% from $38.10 at March 31, 2010, to $41.90 at March 31, 2011. The Company’s book value per share excluding accumulated other comprehensive income or loss (“AOCI”) grew 7.6% from $35.85 at March 31, 2010, to $38.57 at March 31, 2011.

Share Repurchases

Diluted weighted-average shares outstanding for the first quarters of 2011 and 2010 were 46.2 million and 47.7 million, respectively. For the first quarter of 2011, the Company repurchased approximately 0.9 million shares at a total cost of $38.7 million, which resulted in a volume weighted-average price of $45.45 per share. At March 31, 2011, the Company had approximately 1.5 million shares remaining under its repurchase authorization, which expires on December 31, 2011.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on equity. Measuring return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 7.5 million customers nationwide as of March 31, 2011, with group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on April 26, 2011, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s first quarter results.

To listen to the live webcast of this conference call, visit www.stancorpfinancial.com; Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through June 17, 2011.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (877) 660-6853 or (201) 612-7415 and entering account number 286 and conference identification number 369140. The replay will be available through May 6, 2011.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy, growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See StanCorp’s 2010 annual report on Form 10-K filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements:

•	Growth of sales, premiums and annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.

•	Availability of capital required to support business growth and the effective utilization of capital, including the ability to achieve financing through debt or equity.

•	Changes in the Company’s liquidity needs and the liquidity of assets in its investment portfolio.

•	Integration and performance of business acquired through reinsurance or acquisition.

•	Changes in financial strength and credit ratings.

•	Changes in the regulatory environment at the state or federal level including changes in income tax rates and regulations or changes in U.S. GAAP accounting principles, practices or policies.

•	Findings in litigation or other legal proceedings.

•	Intent and ability to hold investments consistent with its investment strategy.

•	Receipt of dividends from, or contributions to, its subsidiaries.

•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.

•	Adequacy of asset-liability management.

•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.

•	Benefit ratios, including changes in claims incidence, severity and recovery.

•	Levels of persistency.

•	Adequacy of reserves established for future policy benefits.

•	The effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees.

•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.

•	Competition from other insurers and financial services companies, including the ability to competitively price its products.

•	Ability of reinsurers to meet their obligations.

•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.

•	Achievement of anticipated levels of operating expenses.

•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.

•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower type, property type and geographic region.

•	Credit quality of the holdings in its investment portfolios.

•	The condition of the economy and expectations for interest rate changes.

•	The effect of changing levels of commercial mortgage loan prepayment fees and participation levels on cash flows.

•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.

•	Adequacy of commercial mortgage loan loss allowances.

•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.

•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

bob.speltz@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Dollars in millions - except share data)

	Three Months Ended March 31,
	2011	2010
	Unaudited
Revenues:
Premiums:
Insurance Services	$530.5	$506.4
Asset Management	3.3	1.1

Total premiums	533.8	507.5

Administrative fees:
Insurance Services	2.7	2.0
Asset Management	30.6	29.9
Other	(3.9)	(3.6)

Total administrative fees	29.4	28.3

Net investment income:
Insurance Services	84.4	84.0
Asset Management	69.6	61.3
Other	3.0	4.6

Total net investment income	157.0	149.9
Net capital losses:
Total other-than-temporary impairment losses on fixed maturity securities—available-for-sale	(0.9)	—
All other net capital losses	(1.6)	(7.0)

Total net capital losses	(2.5)	(7.0)

Total revenues	717.7	678.7

Benefits and expenses:
Benefits to policyholders	440.1	382.4
Interest credited	40.4	39.6
Operating expenses	118.3	114.8
Commissions and bonuses	58.8	54.9
Premium taxes	9.4	9.1
Interest expense	9.7	9.7
Net increase in deferred acquisition costs, value of business acquired and other intangible assets	(9.1)	(7.6)

Total benefits and expenses	667.6	602.9

Income (loss) before income taxes:
Insurance Services	46.5	78.6
Asset Management	19.1	12.2
Other	(15.5)	(15.0)

Total income before income taxes	50.1	75.8
Income taxes	16.4	26.1

Net income	33.7	49.7

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on securities—available-for-sale:
Net unrealized capital gains (losses) on securities—available-for-sale	(9.0)	39.1
Reclassification adjustment for net capital gains included in net income	(2.8)	(2.6)
Employee benefit plans:
Prior service credit (cost) and net losses arising during the period, net	1.5	(2.5)
Reclassification adjustment for amortization to net periodic pension cost, net	0.8	0.9

Total other comprehensive income (loss), net of tax	(9.5)	34.9

Comprehensive income	$24.2	$84.6

Net income per common share:
Basic	$0.73	$1.05
Diluted	0.73	1.04
Weighted-average common shares outstanding:
Basic	45,933,253	47,402,609
Diluted	46,190,915	47,679,206

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	March 31,	December 31,
	2011	2010
	Unaudited
Assets:
Investments:
Fixed maturity securities – available-for-sale	$6,444.5	$6,419.1
Commercial mortgage loans, net	4,615.0	4,513.6
Real estate, net	222.0	210.6
Policy loans	3.2	3.3

Total investments	11,284.7	11,146.6
Cash and cash equivalents	86.5	152.0
Premiums and other receivables	114.6	101.9
Accrued investment income	114.9	110.8
Amounts recoverable from reinsurers	940.5	938.3
Deferred acquisition costs, value of business acquired and other intangible assets, net	372.1	357.1
Goodwill	36.0	36.0
Property and equipment, net	107.9	111.5
Other assets	67.5	101.7
Separate account assets	5,056.5	4,787.4

Total assets	$18,181.2	$17,843.3

Liabilities and shareholders’ equity:
Liabilities:
Future policy benefits and claims	$5,531.5	$5,502.3
Other policyholder funds	4,692.6	4,627.8
Deferred tax liabilities, net	53.1	58.3
Short-term debt	1.8	2.2
Long-term debt	551.6	551.9
Other liabilities	392.4	401.3
Separate account liabilities	5,056.5	4,787.4

Total liabilities	16,279.5	15,931.2

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 45,384,126 and 46,159,387 shares issued at March 31, 2011 and December 31, 2010, respectively	123.6	158.2
Accumulated other comprehensive income	151.4	160.9
Retained earnings	1,626.7	1,593.0

Total shareholders’ equity	1,901.7	1,912.1

Total liabilities and shareholders’ equity	$18,181.2	$17,843.3

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions – except share data)

	Three Months Ended
	March 31,
	2011	2010
	Unaudited
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	73.1%	65.8%
Individual Disability Insurance	43.6	46.4
Insurance Services segment (including interest credited)	70.5	64.0
% of total premiums:
Group Insurance (including interest credited)	84.2%	76.1%
Individual Disability Insurance	57.2	61.2
Insurance Services segment (including interest credited)	82.1	74.9

Reconciliation of non-GAAP financial measures:
Net income	$33.7	$49.7
After-tax net capital losses	(1.5)	(4.4)

Net income excluding after-tax net capital losses	$35.2	$54.1

Net capital losses	$(2.5)	$(7.0)
Tax benefit on net capital losses	(1.0)	(2.6)

After-tax net capital losses	$(1.5)	$(4.4)

Diluted earnings per common share:
Net income	$0.73	$1.04
After-tax net capital losses	(0.03)	(0.09)

Net income excluding after-tax net capital losses	$0.76	$1.13

Shareholders’ equity	$1,901.7	$1,803.6
Accumulated other comprehensive income	151.4	106.3

Shareholders’ equity excluding accumulated other comprehensive income	$1,750.3	$1,697.3

Net income return on average equity	7.1%	11.2%
Net income return on average equity (excluding accumulated other comprehensive income)	7.7	11.8
Net income return on average equity (excluding after-tax net capital losses and accumulated other comprehensive income)	8.0	12.9

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes and realized capital gains (losses)	$43.7	$81.2
Net gain from operations after federal income taxes and before realized capital gains (losses)	26.6	51.4

	March 31, 2011	December 31, 2010
	Unaudited
Capital and surplus	$1,237.1	$1,226.8
Asset valuation reserve	97.1	95.6